Tecogen Q3 2026 NYSE American: TGEN November 12, 2026

SAFE HARBOR STATEMENT This presentation and accompanying documents contain “forward-looking statements” which may describe strategies, goals, outlooks or other non-historical matters, or projected revenues, Income, returns or other financial measures, that may include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "target," "potential," "will," "should," "could," "likely," or "may" and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. In addition to those factors described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors”, among the factors that could cause actual results to differ materially from past and projected future results are the following: fluctuations in demand for our products and services, competing technological developments, issues relating to research and development, the availability of incentives, rebates, and tax benefits relating to our products and services, changes in the regulatory environment relating to our products and services, integration of acquired business operations, and the ability to obtain financing on favorable terms to fund existing operations and anticipated growth. In addition to GAAP financial measures, this presentation includes certain non-GAAP financial measures, including adjusted EBITDA which excludes certain expenses as described in the presentation. We use Adjusted EBITDA as an internal measure of business operating performance and believe that the presentation of non-GAAP financial measures provides a meaningful perspective of the underlying operating performance of our current business and enables investors to better understand and evaluate our historical and prospective operating performance by eliminating items that vary from period to period without correlation to our core operating performance and highlights trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. 2

Table of Contents Strategic Updates Q3 Results On-Site CogenerationService Company Financials

Backlog + Cash 4 Sales Pipeline • Backlog >$8m now • >70% from large property portfolio holders • Significant new leads from industrial and healthcare facilities facing power shortages Cash • $5.3m at end of Q3 and >$5.7m now • >$800k expected to be collected in next two weeks • Expecting further deposits in Q4 Healthcare Industrial Commerical Multifamily

Dual Power Source Power Module 5 Hybrid Power Module Retrofit • Retrofit for existing chillers of any size • Retrofit for other thermal loads such as Dry Coolers • Same dual power source technology, new package • Protected by same patents for hybrid power system, emissions systems and engine control during part loads • Ultra low emissions • Robust supply chain and easier to scale up production • We already buy many of the components in large volume for service group • Potential to have higher margins = lower working capital needed = mostly funded by customer deposits Dual Power Source Module Existing Chiller/ Dry Cooler

3Q 2026 Results

Tecogen, Inc. Consolidated P&L - QTD	QTD 09/30/2026	QTD 09/30/2025	% Change 2026 vs 2025
Revenues			
Product	$ 3,047,954	$ 2,983,795	2.2%
Services	4,462,607	3,943,510	13.2%
Energy Production	363,259	255,816	42.0%
Total Revenues	**7,873,820**	**7,183,121**	**9.6%**
Cost of Sales			
Products	2,221,685	1,885,377	17.8%
Services	2,561,731	2,946,438	-13.1%
Energy Production	144,459	167,739	-13.9%
Total Cost of Sales	**4,927,875**	**4,999,555**	**-1.4%**
Gross Profit	**2,945,945**	**2,183,566**	**34.9%**
Operating Expenses:			
General and Administrative	3,724,299	3,411,762	9.2%
Selling	508,669	572,869	-11.2%
Research & Development	285,450	297,926	-4.2%
Loss (Gain) on Disposition of Assets	(6,075)	1,713	-454.7%
Total Operating Expenses	**4,512,343**	**4,284,270**	**5.3%**
Loss from Operations	**(1,566,398)**	**(2,100,704)**	**25.4%**
Other Income (Expense)	**73**	**(15,434)**	100.5%
Consolidated Net Income (Loss)	**$ (1,589,568)**	**$ (2,130,947)**	**25.4%**

Product

- Improved product revenue in Q3. Expect consistent product revenue Q4.
- Lower chiller margin in Q3 2026.

Service

- Revenues increased 13% due to operating improvements in NY territory.
- Positive impact of cost cut initiatives, pricing and operating improvements made in service in Q2, on Q3 margin.

OPEX

- Q3 OPEX increased due to increased stock-based compensation and provisions for credit losses.

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3Q 2026 Adjusted EBITDA Reconcilliation 7 Key Points • Adjusted EBITDA increased due to higher Services revenue and decreased costs *Adjusted EBITDA is defined as net Income (loss) attributable to Tecogen Inc, adjusted for interest, depreciation and amortization, stock-based compensation expense, unrealized loss on investment securities, non-cash abandonment of intangible assets, goodwill impairment and other non-recurring charges or gains including abandonment of certain intangible assets and extinguishment of debt QTD QTD % Change 09/30/2026 09/30/2025 2026 vs 2025 Consolidated Net Income (Loss) (1,589,568)$ (2,130,947)$ 25.4% Interest Expense, Net 37,408 41,113 -9.0% Income Tax Expense - 2,928 -100.0% Depreciation & Amortization 276,542 230,149 20.2% EBITDA (1,275,618) (1,856,757) 31.3% Stock Based Compensation 268,330 126,419 112.3% Unrealized gain on investment securities - 56,246 Adjusted EBITDA (1,007,288)$ (1,674,092)$ 39.8% Tecogen, Inc. Adjusted EBITDA - QTD

3Q 2026 Performance by Segment 8 Key Points • Product revenue increased 2%. • Service Revenue up 13%. • Overall Revenue increased 10% • Service margin increase 17% QoQ due to cost reduction initiatives. • Anticipate continued Service margin improvement. QTD QTD % Change 09/30/2026 09/30/2025 2026 vs 2025 Products Segment Revenue 3,047,954$ 2,983,795$ 2.2% Cost of Sales 2,221,685 1,885,377 17.8% Gross Profit 826,269 1,098,417 -24.8% Gross Profit Margin 27.1% 36.8% -9.7% Services Segment Revenue 4,462,607$ 3,943,510$ 13.2% Cost of Sales 2,561,731 2,946,438 -13.1% Gross Profit 1,900,876 997,072 90.6% Gross Profit Margin 42.6% 25.3% 17.3% Energy Production Segment Revenue 363,259$ 255,816$ 42.0% Cost of Sales 144,459 167,739 -13.9% Gross Profit 218,801 88,077 148.4% Gross Profit Margin 60.2% 34.4% 25.8% Total Revenue 7,873,821$ 7,183,121$ 9.6% Cost of Sales 4,927,875 4,999,555 -1.4% Gross Profit 2,945,946 2,183,567 34.9% Gross Profit Margin 37.4% 30.4% 7.0% Tecogen, Inc.

Summary Dual Power Source Module Retrofit – Easy path to volume production Addresses both data center and existing market segments Core technologies patent protected with significant know-how Solid base business and multiple new opportunities due to power shortages Service revenue growing